UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): February 9, 2009
LIME ENERGY CO.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16265	36-4197337

(State or other jurisdiction of incorporation)	(Commission File #)	(IRS Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (c) Appointment of principal operating officer.
     On February 9, 2009, Lime Energy Co. (the “Company”) named John O’Rourke as it’s Chief Operating Officer in which capacity he will serve as its principal operating officer. Mr. O’Rourke has also been named a member of the Company’s Executive Management Team comprised of the Company’s CEO, President, COO and CFO. Mr. O’Rourke will report to Daniel Parke, the Company’s President.
     Mr. O’Rourke was previously President and Chief Executive Officer of Applied Energy Management (“AEM”), a subsidiary of Lime Energy which was acquired in June, 2008. Prior to joining AEM, Mr. O’Rourke was the President of Landmark Service Company, LLC from July 2003 until September 2004, when the company was acquired by AEM. Prior to working at Landmark, he was Vice President of Engineering and Operations at Duke Solutions, a Duke Energy subsidiary.
     Mr. O’Rourke entered into a three year employment agreement at the time the Company acquired AEM in June 2008. The employment agreement provides for a $222,560 annual base salary, participation in an annual bonus plan and use of a Company vehicle or monthly auto allowance. Under the terms of the employment agreement, if Mr. O’Rourke’s employment terminates for reasons other than due cause, death, disability, or resignation, then he is entitled to six months of his salary at his then annual salary compensation rate plus any pro-rated bonus earned as of the termination date. A copy of the employment agreement is attached as exhibit 10.1.
     The Company released a press release on February 10, 2009 announcing Mr. O’Rourke’s appointment, a copy of which is attached as exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (a) Exhibits
10.1	Employment Agreement date June 10, 2009 between Applied Energy Management, Inc. and John O’Rourke.

99.1	Press release dated February 10, 2009

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.
Dated: March 9, 2009	By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Executive Vice President, Chief Financial Officer & Treasurer